Exhibit 4.1

VENTAS, INC.

CERTIFICATE OF DESIGNATION OF RELATIVE RIGHTS, PREFERENCES,

LIMITATIONS AND OTHER RIGHTS OF SERIES A SENIOR PREFERRED STOCK

Pursuant to Sections 151(g) of the

General Corporation Law of the State of Delaware

Ventas, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), hereby certifies that the following resolution was adopted by the Board of Directors of the Corporation at a meeting, pursuant to Section 151(g) of the General Corporation Law of the State of Delaware, duly called and held on March 13, 2007 and said resolution has not been amended or modified and is in full force and effect as of the date hereof.

WHEREAS, the Board of Directors of the Corporation (the “Board of Directors”) is authorized, within the limitations and restrictions stated in the Certificate of Incorporation of the Corporation, to fix the designation of each series of Preferred Stock of the Corporation (together, the “Preferred Stock”) and the powers, preferences and the relative, participating, optional or other rights, if any, and the qualifications, limitations or restrictions thereof; and

WHEREAS, it is the desire of the Board of Directors of the Corporation, pursuant to its authority as aforesaid, to authorize and fix the terms of a series of Preferred Stock and the number of shares constituting such series;

NOW, THEREFORE, BE IT RESOLVED, that there is hereby authorized such series of Preferred Stock on the terms and with the provisions herein set forth:

1. Number of Shares; Designation. A total of 700,000 shares of Preferred Stock of the Corporation are hereby designated as Series A Senior Preferred Stock, par value $1.00 per share (the “Series A Senior Preferred Stock”).

2. Rank. The Series A Senior Preferred Stock shall, with respect to payment of dividends and distributions upon liquidation, dissolution or winding up of the affairs of the Corporation, (x) rank senior and prior to the Common Stock, par value $0.25 per share, of the Corporation (the “Common Stock”) and any other Junior Stock (as defined below), (y) rank junior to any Senior Stock (as defined below), and (z) rank on a parity with all Parity Stock (as defined below).

3. Dividends. (a)(i) On each Dividend Payment Date (as defined below), the holders of the issued and outstanding shares of the Series A Senior Preferred Stock shall be entitled to receive in cash, as and when declared by the Board of Directors out of funds legally available therefor, dividends in an amount equal to 30-day LIBOR (as defined below) plus 1.25% per annum (together, the “Initial Dividend Rate”) of the sum of (x) the Liquidation Preference (as defined below) and (y) all Dividends in Arrears (as defined below), if any, from the date of issuance of the shares of Series A Senior Preferred Stock (the “Closing Date”) to the applicable Dividend Payment Date; provided, however, that the Initial Dividend Rate shall increase to 30-day LIBOR plus 2.50% per annum on the date that is three months after the Closing Date, to 30-day LIBOR plus 3.00% per annum on date that is four months after the Closing Date, to 30-day LIBOR plus 3.50% per annum on the date that is five months after the Closing Date and to 30-day LIBOR plus 5.00% per annum on the date that is six months after the Closing Date (such Initial Dividend Rate as increased from time to time pursuant hereto, the “Dividend Rate”). Dividends on shares of Series A Senior Preferred Stock shall be payable monthly in arrears on the 15th day of each month, beginning June 15, 2007 (each, a “Dividend Payment Date”), except that if any Dividend Payment Date is not a Business Day (as defined below), then the Dividend Payment Date shall be on the first immediately succeeding Business Day. Dividends on the Series A Senior Preferred Stock shall be cumulative if the Corporation fails to declare one or more dividends on the Series A Senior Preferred Stock in any amount, whether or not there are assets of the Corporation legally available for the payment of such dividends in whole or in part. Upon the occurrence and during the continuance of an Event of Default (as defined below), the Dividend Rate shall increase by 2% per annum. To the extent not paid on any Dividend Payment Date, whether or not declared and whether or not there are assets of the Corporation legally available for the payment of such dividends in whole or in part, dividends on the Series A Senior Preferred Stock (“Dividends in Arrears”) shall be cumulative and compound on a monthly basis. Any dividend payment made on the Series A Senior Preferred Stock shall first be credited against the earliest unpaid dividend due with respect to the Series A Senior Preferred Stock which remains unpaid.

(ii) Dividends to be paid on a Dividend Payment Date shall be paid to the holders of record of shares of the Series A Senior Preferred Stock as they appear on the stock register of the Corporation at the close of business on the corresponding record date (each, a “Dividend Payment Record Date”), which shall be, as to the first Dividend Payment Date, the Closing Date, and as to each Dividend Payment Date thereafter, the first day of the month for each corresponding Dividend Payment Date. Holders of shares of the Series A Senior Preferred Stock shall be entitled to receive dividends in preference to and in priority over dividends upon the Common Stock and any other Junior Stock and shall be on a parity as to dividends with any series or class of the Corporation’s Parity Stock. Holders of shares of the Series A Senior Preferred Stock shall not be entitled to any dividends in excess of full cumulative dividends (including Dividends in Arrears), as herein provided.

(b) Unless full cumulative dividends on the shares of Series A Senior Preferred Stock have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof is set apart for payment for the current and all past dividend periods, no dividends (other than in shares of Common Stock or other Junior Stock) may be declared or paid or set apart for payment, nor shall any other dividend be declared or made upon the Common Stock or other Junior Stock, nor shall any shares of Common Stock or any other Junior Stock be redeemed, purchased or otherwise acquired, directly or indirectly, for any consideration (or any monies be paid to or made available for a sinking fund for the redemption of any such shares) by the Corporation (except by conversion into or exchange for other Junior Stock or pursuant to the Excess Share provisions of Article XII of the Certificate of Incorporation (as it may be amended from time to time, the “Certificate of Incorporation”) and any successor provision thereto). Dividends paid on the shares of Series A Preferred Stock in an amount less than the total amount of dividends at the time accrued and payable on such shares shall be allocated by lot or on a pro rata basis as may be determined by the Board of Directors or by any other method as may be determined by the Board of Directors, in its sole discretion, to be equitable.

Unless all accumulated and unpaid dividends on the Series A Senior Preferred Stock for all prior dividend periods have been or contemporaneously are declared and paid or, in the case of dividends payable in whole or in part in cash, declared and set apart for payment, the Corporation may not redeem, purchase or otherwise acquire Parity Stock (except upon conversion into or in exchange for other Parity Stock or Junior Stock); provided, however, that: (i) such other Parity Stock contains terms and conditions (including, without limitation, with respect to the payment of dividends, dividend rates, liquidation preferences, voting and representation rights, payment restrictions, anti-dilution rights, change of control rights, covenants, remedies and conversion and redemption rights) that are not materially less favorable, taken as a whole, to the Corporation or to the holders of the Series A Senior Preferred Stock than those contained in the Parity Stock that is so converted into or exchanged for such other Parity Stock, as determined in good faith by the Board of Directors, whose determination shall be conclusive and described in a Board Resolution and (ii) the aggregate amount of the liquidation preference of such other Parity Stock does not exceed the aggregate amount of the liquidation preference, plus accumulated and unpaid dividends, of the Parity Stock that is converted into or exchanged for such other Parity Stock.

4. Redemption and Repurchases. (a) Outstanding shares of the Series A Senior Preferred Stock shall be redeemable at the Corporation’s option, in whole or in part, at any time or from time to time, for the Redemption Price. The date of any such redemption shall be the “Redemption Date.” The “Redemption Price” per share of Series A Senior Preferred Stock shall equal an amount of cash equal to 100% of the Liquidation Preference thereof, plus an amount equal to the accumulated and unpaid dividends thereon, if any, whether or not declared, to the Redemption Date. In the event that fewer than all the outstanding shares of the Series A Senior Preferred Stock are to be redeemed, the number of shares of Series A Senior Preferred Stock to be redeemed shall be determined by the Board of Directors, and the shares to be redeemed shall be determined by lot or on a pro rata basis as may be determined by the Board of Directors or by any other method as may be determined by the Board of Directors, in its sole discretion, to be equitable.

(b) If the Corporation or any Guarantor shall receive the Net Cash Proceeds from (i) any capital contribution (other than a contribution to a Guarantor from the Corporation or any of its Subsidiaries or a contribution to the Corporation from a Guarantor or any of the Corporation’ subsidiaries) in excess of $25 million or (ii) from the issuance of any capital stock (or any securities convertible into or exchangeable for capital stock or any warrants, rights or options to acquire capital stock of the Corporation) of the Corporation or a Guarantor in an Equity Transaction, then in each such case 100% of the Net Cash Proceeds thereof shall be applied to redeem Series A Senior Preferred Stock within one Business Day of the receipt of such Net Cash Proceeds at the Redemption Price (a “Required Redemption”).

(c) The Redemption Price shall be paid to the holders of record of shares of the Series A Senior Preferred Stock as they appear on the stock register of the Corporation at the close of business on a date not less than 10 days nor more than 20 days prior to the Redemption Date (such date as fixed by the Board of Directors of the Corporation, the “Redemption Record Date”). The Corporation shall provide such notice not fewer than 20 nor more than 45 days prior to the Redemption Date. A notice specifying the place of the redemption shall be given by first class mail, postage prepaid (or sent via the notice procedures of the Depositary) to the holders of record on the Redemption Record Date of shares of the Series A Senior Preferred Stock at their respective addresses as the same shall appear on the books of the Corporation, calling upon each holder of record to surrender to the Corporation on the Redemption Date at the place designated in the notice such holder’s certificate or certificates representing all of their shares of Series A Senior Preferred Stock called for redemption or, if such shares are held via book-entry, to effect book-entry transfer of such shares to the Corporation. If any of the Series A Senior Preferred Stock is in the form of Global Preferred Shares, then the Corporation shall modify such notice to the extent necessary to accord with the procedures of the Depositary applicable to the purchase of Global Preferred Shares. Neither failure to mail or send such notice, nor any defect therein or in the mailing or sending thereof, to any particular holder shall affect the sufficiency of the notice or the validity of the proceedings for redemption with respect to the other holders.

(d) For all purposes and with regard to any provision in this Certificate of Designation concerning notice, any notice mailed or otherwise sent pursuant to the Depository’s procedures shall be conclusively presumed to have been duly given whether or not the holder receives the notice.

(e) On or after the Redemption Date, each holder of shares of Series A Senior Preferred Stock to be redeemed shall present and surrender such holder’s certificate or certificates for such shares (or if such shares are held via book-entry, to present such shares for transfer) to the Corporation at the place designated in the redemption notice and thereupon the Redemption Price of the shares shall be paid to or on the order of the person whose name appears on such certificate or certificates as the owner thereof, and each surrendered certificate shall be canceled.

(f) If the Corporation gives notice of redemption, then, by 12:00 noon, New York City time, on the Redemption Date, to the extent sufficient funds are legally available, the Corporation shall, with respect to: (i) shares of the Series A Senior Preferred Stock registered in the name of the Depositary or its nominees, deposit or cause to be deposited, irrevocably with the Depositary, cash sufficient to pay the Redemption Price and shall give the Depositary irrevocable instructions and authority to pay the Redemption Price to holders of such shares of the Series A Senior Preferred Stock; and (ii) shares of the Series A Senior Preferred Stock held in certificated form, deposit or cause to be deposited, irrevocably with the Paying Agent (as defined below), cash sufficient to pay the Redemption Price and shall give the Paying Agent irrevocable instructions and authority to pay the Redemption Price to holders of such shares of the Series A Senior Preferred Stock upon surrender of their certificates evidencing their shares of the Series A Senior Preferred Stock.

(g) [Reserved].

(h) Payment of the Redemption Price for shares of the Series A Senior Preferred Stock is conditioned upon book-entry transfer or physical delivery of certificates representing the Series A Senior Preferred Stock, together with necessary endorsements, to the Paying Agent at any time after delivery of the notice of redemption.

(i) Payment of the Redemption Price for shares of the Series A Senior Preferred Stock will be made (1) on the Redemption Date, if book-entry transfer or physical delivery of the Series A Senior Preferred Stock has been made by or on the Redemption Date, or (2) if book-entry transfer or physical delivery of the Series A Senior Preferred Stock has not been made by or on the Redemption Date, at the time of such transfer or delivery.

(j) If notice is duly given and if, on or before the Redemption Date, the Depositary and/or the Paying Agent holds or hold money sufficient to pay the Redemption Price for the shares of Series A Senior Preferred Stock delivered for redemption as set forth herein, dividends shall cease to accrue or accumulate as of the Redemption Date on those shares of the Series A Senior Preferred Stock called for redemption and all rights of holders of such shares shall terminate, except for the right to receive the Redemption Price pursuant to this Section, and the holders of such shares shall cease to be stockholders with respect to those shares, shall have no interest in or claims against the Corporation by virtue thereof and shall have no rights with respect thereto, except the right to receive the Redemption Price, without interest thereon, upon surrender (and endorsement, if required by the Corporation) of their certificates (or book-entry transfer of their shares if uncertificated), and the shares of Series A Senior Preferred Stock evidenced thereby shall no longer be outstanding. Subject to applicable escheat laws, any moneys so set aside by the Corporation and unclaimed at the end of one year from the Redemption Date shall revert to the general funds of the Corporation, after which reversion the holders of such shares shall look only to the general funds of the Corporation for the payment of the Redemption Price, without interest. Any interest accrued on funds so deposited shall belong to the Corporation and be paid thereto from time to time.

(k) Within ten Business Days after the occurrence of a Change in Control (as defined below), the Corporation shall make an offer to repurchase any and all of the outstanding shares of Series A Senior Preferred Stock (the “Change of Control Offer”) for an amount of cash equal to 100% of the Liquidation Preference thereof, plus an amount equal to the accumulated and unpaid dividends thereon, if any, whether or not declared, to the date of purchase (the “Change of Control Price”), and on the payment date specified in such offer (which shall be no earlier than 30 days and no more than 45 days after the date notice of such offer is given) (the “Change of Control Payment Date”) the Corporation shall redeem all of the outstanding shares of Series A Senior Preferred Stock properly tendered and not withdrawn to the Corporation in response to such offer for the Redemption Price. Within ten Business Days after the occurrence of a Change in Control (as defined below), the Corporation shall mail the notice of such Change of Control Offer to the holders of record of the Series A Senior Preferred Stock by first-class mail, postage prepaid (or send via the notice procedures of the Depositary) and such notice shall state that the Change of Control Offer is being made pursuant to this Section, that all shares of Series A Senior Preferred Stock properly tendered and not withdrawn will be accepted for payment, the Change of Control Price and the Change of Control Payment Date, that shares not tendered will continue, subject to this Certificate of Designation, to continue to be entitled to applicable dividends, and that unless the Corporation defaults on its applicable payment obligations with respect to shares tendered all shares accepted for payment pursuant to the Change of Control Offer will cease to be entitled to any dividend payments or any other payments with respect thereto after the Change of Control Payment Date, and procedures concerning surrendering or transferring tendered shares and receiving the Change of Control Price. If any of the Series A Senior Preferred Stock is in the form of Global Preferred Shares, then the Corporation shall modify such notice to the extent necessary to accord with the procedures of the Depositary applicable to the purchase of Global Preferred Shares. The delivery of such shares of Series A Senior Preferred Stock to be purchased by the Corporation to the Paying Agent (together with all necessary endorsements) at the office of the Paying Agent, or the book-entry transfer of such shares, shall be a condition to the receipt by each holder of the Change of Control Price. Any purchase by the Corporation contemplated in connection with a Change of Control shall be consummated by the delivery of the consideration to be received by each holder promptly following the later of the Change of Control Purchase Date and the time of delivery of such shares of Series A Senior Preferred Stock to the Paying Agent (or the time of book-entry transfer, as applicable).

(l) At the Change of Control Payment Date, to the extent sufficient funds are legally available, the Corporation shall, with respect to: (i) shares of the Series A Senior Preferred Stock registered in the name of the Depositary or its nominees and properly tendered into the Change of Control Offer and not withdrawn, deposit or cause to be deposited, irrevocably with the Depositary, cash sufficient to pay the Change of Control Price and shall give the Depositary irrevocable instructions and authority to pay the Change of Control Price to holders of such shares of the Series A Senior Preferred Stock who have properly tendered and not withdrawn their shares; and (ii) shares of the Series A Senior Preferred Stock held in certificated form and properly tendered into the Change of Control Offer, deposit or cause to be deposited, irrevocably with the Paying

Agent, cash sufficient to pay the Change of Control Price and shall give the Paying Agent irrevocable instructions and authority to pay the Change of Control Price to holders of such shares of the Series A Senior Preferred Stock upon surrender of their certificates evidencing their shares of the Series A Senior Preferred Stock.

(m) If on the Change of Control Payment Date, the Depositary and/or the Paying Agent holds or hold money sufficient to pay the Change of Control Price for the shares of Series A Senior Preferred Stock tendered into the Change of Control Offer set forth herein, dividends shall cease to accrue or accumulate as of the Change of Control Payment on those shares of the Series A Senior Preferred Stock tendered and all rights of holders of such shares shall terminate, except for the right to receive the Change of Control Price pursuant to this Section.

(n) [Reserved].

(o) Payment of the Change of Control Price for shares of the Series A Senior Preferred Stock will be made (1) on the Change of Control Payment Date, if book-entry transfer or physical delivery of the Series A Senior Preferred Stock has been made by or on the Change of Control Payment Date and such shares have been properly tendered, or (2) if book-entry transfer or physical delivery of the Series A Senior Preferred Stock has not been made and tendered by or on the Change of Control Payment Date, at the time of such transfer or delivery.

(p) A third party, instead of the Corporation, may make the Change of Control Offer in compliance with the requirements set forth in this Section and purchase all shares of Series A Senior Preferred Stock properly tendered and not withdrawn. In addition, the Corporation shall not be obligated to make or consummate a Change of Control Offer if it has irrevocably elected to redeem all of the shares of Series A Senior Preferred Stock pursuant to this Section and has not defaulted in its redemption obligations.

5. Liquidation. (a) In the event of any voluntary or involuntary liquidation, dissolution or winding-up of the Corporation, the holders of the Series A Senior Preferred Stock shall be entitled to receive out of the assets of the Corporation legally available for distribution and prior to any distribution of assets is made on the Common Stock or any other series or classes of Junior Stock, $1,000.00 per share (the “Liquidation Preference”), plus an amount equal to the accumulated and unpaid dividends thereon, if any, whether or not declared, to the payment date (together, the “Liquidation Amount”). Upon payment in full of the Liquidation Amount to which the holders of shares of the Series A Senior Preferred Stock are entitled, the holders of shares of the Series A Senior Preferred Stock shall not be entitled to any further participation in any distribution of assets by the Corporation. If the assets of the Corporation are not sufficient to pay in full the Liquidation Amount to which the holders of shares of the Series A Senior Preferred Stock are entitled, such holders shall share ratably in proportion to the full respective preferential amounts payable on such shares in any distribution.

(b) For the purposes of this Section 5, but subject to Section 4, neither the sale of all or substantially all of the assets of the Corporation nor the consolidation or merger of the Corporation with or into any other entity shall be deemed to be a voluntary or involuntary liquidation, dissolution or winding-up of the Corporation, unless such sale, consolidation or merger shall be in connection with a plan of liquidation, dissolution or winding up of the Corporation.

(c) In the event the assets of the Corporation available for distribution to the holders of Series A Senior Preferred Stock upon any voluntary or involuntary liquidation, dissolution or winding up of the Corporation shall be insufficient to pay in full all amounts to which such holders are entitled as provided above, no such distribution shall be made on account of any other Parity Stock, unless a pro rata distribution is made on the Series A Senior Preferred Stock and such other Parity Stock, with the amount allocable to each series of such Parity Stock and the Series A Senior Preferred Stock determined on the basis of the aggregate liquidation preference of the outstanding shares of each series and distributions to the shares of each series being made on a pro rata basis.

6. Status of Shares. All shares of the Series A Senior Preferred Stock that are at any time redeemed or purchased pursuant to Section 4 above and all shares of the Series A Senior Preferred Stock that are otherwise reacquired by the Corporation and subsequently canceled by the Board of Directors of the Corporation shall have the status of authorized but unissued shares of Preferred Stock, without designation as to series, subject to reissuance by the Board of Directors of the Corporation as shares of any one or more other series.

7. Voting Rights; Directors.

(a) Except as expressly required by applicable law or as set forth in this Section 7, holders of Series A Senior Preferred Stock shall have no general or special voting rights and their consent shall not be required for taking of any corporate action.

(b) The Certificate of Incorporation of the Corporation and this Certificate of Designation shall not be amended in any manner which would alter or change the powers, preferences or special rights of the holders of the Series A Senior Preferred Stock without the affirmative vote or consent of the holders of at least a majority of the shares of Series A Senior Preferred Stock then outstanding (including votes or consents obtained in connection with a tender offer or exchange offer for the Series A Senior Preferred Stock), voting as a class. Except as otherwise provided by applicable law, any past default or failure to comply with any provision of this Certificate of Designation may not be waived with respect to all holders without the consent of the holders of at least a majority of the shares of Series A Senior Preferred Stock then outstanding, voting as a class.

Notwithstanding the foregoing, without the affirmative consent of each holder affected thereby (including consents obtained in connection with a tender offer or exchange offer for the Series A Senior Preferred Stock), no amendment or waiver of any provision of this Certificate of Designation or the Certificate of Incorporation of the

Corporation may (i) alter the voting rights preferences or priorities with respect to the Series A Senior Preferred Stock or reduce the number of shares of the Series A Senior Preferred Stock whose holders must consent to an amendment, supplement or waiver, (ii) reduce the Liquidation Amount payable upon of any share of the Series A Senior Preferred Stock or materially and adversely alter the provisions with respect to the redemption of or mandatory offer to purchase the Series A Senior Preferred Stock, (iii) reduce the rate of or change the time for payment of dividends on any share of the Series A Senior Preferred Stock, (iv) waive a default in the payment of dividends on the Series A Senior Preferred Stock, (v) make any share of the Series A Senior Preferred Stock payable in money other than United States dollars, (vi) make any changes in the provisions of this Certificate of Designation relating to waivers of the rights of holders to receive the Liquidation Preference or dividends on the Series A Senior Preferred Stock, or (vii) make any change in the foregoing amendment and waiver provisions.

Notwithstanding any provision of this Certificate of Designation, without obtaining any consent of any holder, the Corporation may (to the extent permitted by, and subject to the requirements of, Delaware law) amend or supplement this Certificate of Designation to cure any ambiguity, defect or inconsistency, to provide for uncertificated shares of the Series A Senior Preferred Stock in addition to or in place of certificated shares of the Series A Senior Preferred Stock and to make any change that would provide any additional rights or benefits to the holders or to make any change that the Board of Directors determines, in good faith, is not materially adverse to holders of the Series A Senior Preferred Stock.

Notwithstanding any provision of this Certificate of Designation to the contrary, the holders of the Series A Senior Preferred Stock shall be deemed to have consented to and shall have no approval or consent rights with regard to the amendments to the Certificate of Incorporation proposed for the 2007 Annual Meeting of the Corporation as described in that certain Definitive Proxy Statement filed by the Corporation with the Securities and Exchange Commission on April 23, 2007.

(c) So long as any shares of the Series A Preferred Stock remain outstanding, the Corporation shall not, without the affirmative vote of the holders of at least two-thirds of the shares of Series A Senior Preferred Stock outstanding at the time, voting as a class, issue shares of or increase the authorized number of shares of any Senior Stock (as defined below) or Parity Stock (as defined below). Notwithstanding the foregoing or any other provision of this Certificate of Designation, the Corporation may, without obtaining the consent of any holder, (x) increase the authorized number of shares of Common Stock or the authorize and issue any other Junior Stock, including with voting or redemption rights that are different from the voting or redemption rights of the Series A Senior Preferred Stock, or (y) increase, decrease or change the par value of any class or series of capital stock of the Corporation, including the Series A Senior Preferred Stock and none of such actions in (x) or (y) shall be deemed to be an amendment that would materially alter or change the powers, preferences or special rights of the Series A Senior Preferred Stock so as to affect them adversely.

(d) If and whenever there are Dividends in Arrears for six months, whether or not consecutive, the number of directors constituting the Board of Directors will be increased by two and the holders of Series A Senior Preferred Stock, voting together as a single class, will be entitled to elect those additional directors; provided, however, that any such director must qualify as “independent” as adjudged by the Corporation’s Nominating and Governance Committee pursuant to the Corporation’s Guidelines on Governance and rules and regulations of the NYSE. In the event of such a non-payment, any holder of Series A Senior Preferred Stock may request that the Corporation call a special meeting of the holders of Series A Senior Preferred Stock for the purpose of electing the additional directors, and the Corporation must call such meeting within twenty (20) days of such request. If the Corporation fails to call such a meeting upon request, then holders of a majority of the then-outstanding shares of Series A Senior Preferred Stock may call such a meeting. If all accumulated and unpaid dividends, whether or not declared, on the Series A Senior Preferred Stock have been paid in full, the holders of Series A Senior Preferred Stock will no longer have the right to vote on directors and the term of office of each director so elected will automatically terminate and the number of members of the Board of Directors will, without further action, be reduced by two.

(e) Each director elected by the holders of shares of Voting Preferred Stock shall be referred to herein as a “Preferred Director.” Until all accumulated and unpaid dividends, whether or not declared, on the Series A Senior Preferred Stock have been paid in full, (a) any vacancy in the office of any Preferred Director may be filled (except as provided in the following clause (b)) by an instrument in writing signed by the remaining Preferred Director and filed with the Corporation and (b) in the case of the removal of any Preferred Director, the vacancy may be filled by the vote of the holders of a majority of the outstanding shares of Series A Preferred Stock then entitled to vote for election of Preferred Directors, present (in person or by proxy) and voting together as a single class, at such time as the removal shall be effected. Each director appointed as aforesaid by the remaining Preferred Director shall be deemed, for all purposes hereof, to be a Preferred Director.

(f) In any case where the holders of Series A Senior Preferred Stock are entitled to vote as a class under this Section 7, each holder of Series A Senior Preferred Stock will be entitled to one vote for each share of Series A Senior Preferred Stock owned by such holder.

8. Sinking Fund Redemption. The shares of the Series A Senior Preferred Stock are not subject to sinking fund requirements.

9. REIT Status. For the avoidance of doubt, the provisions of the Certificate of Incorporation concerning maintenance of REIT status (including the provisions of Article XII of the Certificate of Incorporation and any successor provision thereto) shall apply to the Series A Senior Preferred Stock and any holders of the Series A Senior Preferred Stock (but subject to the provisions of any applicable ownership waiver).

10. Information Requirements. As provided in the Certificate of Incorporation, (a) every Beneficial Owner of more than 5.0% (or such other lower percentages as required pursuant to regulations under the Code) of the outstanding number or value of any class or series of Shares shall, within 30 days after January 1 of each year, give written notice to the Corporation stating the name and address of such Beneficial Owner, the number of Shares Beneficially Owned, and a description of how such Shares are held. Each such Beneficial Owner shall provide to the Corporation such additional information as the Corporation may request in order to determine the effect, if any, of such Beneficial Ownership on the Corporation’s status (or, if prior to the REIT Election Date, expected status) as a REIT and (b) each Person who is a Beneficial Owner of Shares and each Person (including the shareholder of record) who is holding Shares for a Beneficial Owner shall provide to the Corporation such information as the Corporation may request, in good faith, in order to determine the Corporation’s status (or, if prior to the REIT Election Date, expected status) as a REIT or to comply with regulations promulgated under the REIT provisions of the Code.

11. Transferability. Subject to applicable law, the Series A Senior Preferred Stock Purchase Agreement,, and any restrictions on transferability contained in the Certificate of Incorporation or legends set forth on the Series A Senior Preferred Stock certificate, holders of shares of the Series A Senior Preferred Stock may transfer, sell, assign, hypothecate, encumber, or otherwise dispose of (“Transfer”) any of such shares to any Person so long as such Transfer would not cause the Corporation to fail to qualify as a REIT (but subject to the provisions of any applicable ownership waiver). Any transfer or attempted transfer in violation of the provisions of this Section 11 shall be null and void.

12. Transfer Agent and Registrar. The duly appointed transfer agent (the “Transfer Agent”) and registrar (the “Registrar”) for the Series A Senior Preferred Stock shall be National City Bank. The Transfer Agent shall also serve as paying agent (the “Paying Agent”) unless otherwise determined by the Corporation. The Corporation may, in its sole discretion, remove the Transfer Agent in accordance with the agreement between the Corporation and the Transfer Agent; provided that the Corporation shall appoint a successor transfer agent who shall accept such appointment prior to the effectiveness of such removal.

13. Book-Entry Provisions.

(a) The Series A Senior Preferred Stock may be issued in the form of one or more permanent global shares of Series A Senior Preferred Stock (each, a “Global Preferred Share”) in definitive, fully registered form with the global legend (the “Global Shares Legend”) as set forth, on the form of Series A Senior Preferred Stock certificate in book-entry form maintained by the Registrar or as certificated shares of Series A Senior Preferred Stock in registered form. Any Global Preferred Shares may have notations, legends or endorsements required by law, stock exchange rules, agreements to which the Corporation is subject, if any, or usage (provided that any such notation, legend or endorsement is in a form acceptable to the Corporation). The aggregate number of shares represented by any Global Preferred Share may from time to time be increased or decreased by adjustments made on the records of the Registrar and the Depositary or its nominee as hereinafter provided.

(b) Anything herein to the contrary notwithstanding, in the case of Global Preferred Shares, any notices required by this Certificate of Designation may be delivered, and any shares of Series A Senior Preferred Stock in respect of such Global Preferred Shares may be surrendered or delivered for purchase (to the extent provided for in this Certificate of Designation), in accordance with the applicable procedures of the Depositary as in effect from time to time.

(c) To the extent any Series A Senior Preferred Stock is issued in the form of one or more Global Preferred Shares, the Corporation shall execute and the Registrar shall, in accordance with this Section, deliver initially one or more Global Preferred Shares that (i) shall be registered in the name of Cede & Co. or another nominee of the Depositary and (ii) shall be delivered by the Registrar to Cede & Co. or pursuant to instructions received from Cede & Co. or held by the Registrar as custodian for the Depositary pursuant to an agreement between the Depositary and the Registrar. Members of, or participants in, the Depositary (“Agent Members”) shall have no rights under this Certificate, with respect to any Global Preferred Share held on their behalf by the Depositary or by the Registrar as the custodian of the Depositary, or under such Global Preferred Share, and the Depositary may be treated by the Corporation, the Registrar and any agent of the Corporation or the Registrar as the absolute owner of such Global Preferred Share for all purposes whatsoever and as the holder of record of the Series A Senior Preferred Shares for the purposes of receiving notice or otherwise. Owners of beneficial interests in Global Preferred Shares, if any, shall not be entitled to individual notice except as provided for by applicable law and pursuant to the practices of the Depositary as to communications amongst Agent Members and beneficial owners. Notwithstanding the foregoing, nothing herein shall prevent the Corporation, the Registrar or any agent of the Corporation or the Registrar from giving effect to any written certification, proxy or other authorization furnished by the Depositary or impair, as between the Depositary and its Agent Members, the operation of customary practices of the Depositary governing the exercise of the rights of a holder of a beneficial interest in any Global Preferred Share.

(d) Owners of beneficial interests in Global Preferred Shares, if any, shall not be entitled to receive physical delivery of certificated shares of Series A Senior Preferred Stock, unless (x) the Depositary is unwilling or unable to continue as Depositary for the Global Preferred Shares and the Corporation does not appoint a qualified replacement for the Depositary within 90 days, (y) the Depositary ceases to be a “clearing agency” registered under the Exchange Act or (z) the Corporation decides to discontinue the use of book-entry transfer through the Depositary (or any successor Depositary). In any such case, any Global Preferred Shares shall be exchanged in whole for certificated shares of Series A Senior Preferred Stock in registered form, with the same terms and of an equal aggregate Liquidation Preference.

14. Certain Definitions. All capitalized terms used in this Certificate of Designation, unless otherwise defined herein, have the meanings set forth in the Certificate of Incorporation. In addition, the following capitalized terms shall have the meanings given.

(a) “30-day LIBOR” shall mean the rate per annum equal to the British Bankers Association LIBOR Rate (“BBA LIBOR”), as published by Reuters (or other commercially available source providing quotations of BBA LIBOR as designated by the Calculation Agent (as defined below) from time to time) at approximately 11:00 a.m., (London time) two (2) Business Days prior to 30 days prior to the applicable Dividend Payment Date (the “Calculation Period”), for deposits in U.S. dollars (for delivery on the first day of such Calculation Period, or, if such day is not a Business Day, the first Business Day following such day) with a term equivalent to a 30-day interest period. If such rate is not available at such time for any reason, then “30-day LIBOR” shall be the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) appearing on Reuters Screen LIBO Page as the London interbank offered rate for deposits in U.S. dollars at approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Calculation Period for a term comparable to a 30-day interest period; provided, however, if more than one rate is specified on Reuters Screen LIBO Page, the applicable rate shall be the arithmetic mean of all such rates.

(b) “Business Day” shall mean any day other than a Saturday, Sunday or other day on which commercial banks are authorized or required to close under the applicable laws of, or are in fact closed in, the New York City and, if such day relates to any dividend calculations, any such day on which dealings in U.S. dollar deposits are conducted by and between banks in the London interbank market.

(c) “Calculation Agent” shall mean, at any time, the person or entity appointed by the Corporation and serving as such agent at such time. The Corporation may terminate any such appointment and may appoint a successor agent at any time and from time to time, provided that the Corporation shall use its best efforts to ensure that there is, at all relevant times when the Series A Preferred Stock is outstanding, there shall be a person or entity appointed and serving as such agent. The Calculation Agent may be a person or entity affiliated with the Corporation.

(d) A “Change of Control” shall mean (i) such time as any “person” or “group” (as such terms are defined in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act) of more than 50% of the total voting power of the voting stock of the Corporation on a fully diluted basis; provided, however, that a person shall not be deemed to be the beneficial owner of securities subject to a merger, stock purchase, subscription or other agreement, if the acquisition of such securities is subject to conditions outside of such person’s control, until such acquisition actually occurs; (ii) the first day on which Ventas Realty, Limited Partnership ceases to be a Restricted Subsidiary (as defined in the Indenture) of the Corporation or (iii) the first day on which the Ventas Realty, Limited Partnership fails to own 100% of the issued and outstanding capital stock and all warrants, options or other rights to acquire capital stock (but excluding any debt security that is convertible into, or exchangeable for, capital stock) of Ventas Capital Corporation.

(e) “Credit Agreement” shall mean the Interim Loan and Guaranty Agreement, dated as of April 26, 2007 (as amended, restated, extended, supplemented, renewed, replaced or otherwise modified from time to time) among Ventas Realty, Limited Partnership, as borrower, the guarantors party thereto (the “Guarantors”), the lenders party thereto from time to time, Merrill Lynch Capital Corporation, as administrative agent and the other parties thereto.

(f) “Depositary” means DTC or its successor depositary.

(g) “DTC” means The Depository Trust Company, New York, New York.

(h) “Equity Transaction” shall mean any issuance or sale of shares of the capital stock of the Corporation or any Guarantor, other than an issuance or sale (a) to a Guarantor or to the Corporation or any of its Subsidiaries, (b) in connection with a conversion of debt securities to equity, (c) in connection with the Ventas Distribution Reinvestment and Stock Purchase Plan, the Ventas Directors Stock Purchase Plan or the Ventas Employee and Director Stock Purchase Plan, (d) to any present or former employee, officer or director of the Corporation, or in connection with the exercise of options by a present or former employee, officer or director of such Person under a stock incentive plan, stock option plan or other equity-based compensation plan or arrangement, (e) in connection with the issuance of limited partnership units in the Borrower (as defined in the Credit Agreement) under so-called UPREIT transactions, (f) in connection with the conversion of any such UPREIT units into any capital stock of the Corporation or any of its Subsidiaries determined on a consolidated basis in accordance with GAAP, or (g) of operating units (whether or not exchangeable or convertible into common stock) under any incentive plan or director stock plan of the Borrower or the Corporation or in connection with the conversion of any such operating units into common stock.

(i) “Event of Default” shall mean any of the following events:

(i) the Corporation fails to timely pay any declared dividend on the Dividend Payment Date;

(ii) the Corporation breaches any material covenant, term or condition of the Series A Senior Preferred Stock Registration Rights Agreement concerning the filing or maintenance of a Demand Registration Statement (as defined therein) pursuant to the terms thereof, and such breach continues for a period of twenty (20) days after written notice to the Corporation from a holder. The Corporation agrees to notify the holders of any such breach within a reasonable period of time after discovery of such breach; and

(iii) any failure to make a Change of Control Offer or Required Redemption to the extent such a Change of Control Offer or Required Redemption is mandated by the terms hereof.

(j) “Indenture” shall mean that Indenture, dated as of September 19, 2006, by and among Ventas, Inc., Ventas Realty, Limited Partnership and Ventas Capital Corporation, as Issuer(s), the Guarantors named therein, as Guarantors, and U.S. Bank National Association, as Trustee.

(k) “Junior Stock” shall mean the Corporation’s Common Stock and each other class or series of the Corporation’s capital stock established hereafter by the Board of Directors the terms of which provide that such class or series will rank junior to the Series A Senior Preferred Stock as to the payment of dividends or distributions upon liquidation, winding up and dissolution. Junior Stock includes warrants, rights, calls or options exercisable for or convertible into Junior Stock.

(l) “Net Cash Proceeds” shall mean the aggregate cash proceeds received by the Corporation or any Guarantor in an Equity Transaction, as applicable, minus reasonable and customary brokerage commissions and other reasonable and customary fees and expenses related to such transaction (including reasonable and customary fees and expenses of counsel and investment bankers actually paid by the Corporation or any of its Subsidiaries).

(m) “Parity Stock” shall mean each class or series of the Corporation’s capital stock established hereafter by the Board of Directors the terms of which provide that such class or series will rank on a parity with the Series A Senior Preferred Stock as to the payment of dividends or distributions upon liquidation, winding up and dissolution. Parity Stock includes warrants, rights, calls or options exercisable for or convertible into Parity Stock.

(n) “Senior Stock” shall mean each class or series of the Corporation’s capital stock established hereafter by the Board of Directors the terms of which expressly provide that such class or series will rank senior to the Series A Senior Preferred Stock with respect to the payment of dividends and distributions upon liquidation, winding-up or dissolution. Senior Stock includes warrants, rights, calls or options exercisable for or convertible into Senior Stock.

(o) “Series A Senior Preferred Stock Purchase Agreement” shall mean the Series A Senior Preferred Stock Purchase Agreement, dated April 26, 2007 (as amended, restated, extended, supplemented, renewed, replaced or otherwise modified from time to time) among the Corporation and the purchasers listed on Schedule I thereto.

(p) “Series A Senior Preferred Stock Registration Rights Agreement” shall mean the Series A Senior Preferred Stock Registration Rights Agreement, dated April 26, 2007 (as amended, restated, supplemented, renewed, replaced or otherwise modified from time to time) among the Corporation and the purchasers listed on Schedule I thereto.

VENTAS, INC.

/s/ T. Richard Riney
Name: T. Richard Riney
Title: General Counsel, Executive Vice
President and Corporate Secretary of Ventas, Inc.

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